Exhibit 99.1

Ace Marketing announces 2012 plan for Mobiquity Networks

NEW YORK, NY February 9, 2012 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) announces today that it plans to have the architecture for its proprietary mobile marketing solutions; “Mall-Offers Wi-Fi” and “malloffers.com” completed by the end of the 1Q 2012 and will begin to rollout the solutions on their nationwide Mobiquity Network in 2Q 2012. Mobiquity Networks is currently operational in 67 malls across the US and has access to approximately 92 million shopper visits per month. The company also expects to be in 75 malls by the end of the 1Q 2012.

The Mall-Offers Platform will list specials from retailers in each mall throughout the Mobiquity Network. The specials will be accessible on the secured Wi-Fi network that Mobiquity has already installed in each of its 67 malls across the US. Shoppers with smart phones will simply connect to “Mall-Offers Wi-Fi” and browse by either retailer or category on their mobile device. The solution will not require the shopper to download an app and access to Mall Offers will be completely free for the user.

Malloffers.com is a website that aggregates all of the special offers, coupons and discounts offered by all of the participating retailers in all of the malls within the Mobiquity Network. Consumers will have the ability to search for specials by mall, store name or category prior to going to the mall or on their mobile devices. This will help the consumer to choose which mall to visit as well as which store within the mall to purchase their item of interest. The website will also offer consumers the ability to register for special alerts from their favorite stores. The consumer can choose to receive an email or text whenever their favorite store has a special offer.

“Our Mall-Offers Platform should help address the mobile marketing industry’s single largest issue, which is delivering relevant offers to consumers at the point of purchase” said Ace Marketing CEO Dean Julia. “I believe most mall retailers desire to have a mobile marketing strategy but haven’t figured out how to get in front of consumers at the point of sale. The Mall-Offers Platform gives us the ability to offer the hundreds of retailers in each mall within the Mobiquity Network a true mobile marketing solution.”

Ace Marketing’s President, Michael Trepeta said, “In 2012 both Brands and Agencies now realize the implementation of a mobile strategy is now a necessity. The activation needs to go beyond simple banner and pop-up ads on a mobile website or the development of an app. Consumers are seeking relevant content and valuable offers, not ambush advertising. The new Mall Offers Wi-Fi Network will give retailers and brands access to consumers and consumers access to the offers they want to see.”

ABOUT ACE MARKETING & PROMOTIONS, INC. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing solutions company that leverages technology. Ace offers a wide array of business solutions, which include: Branding and Branded Merchandise, Website Development (CMS), Direct Relationship Marketing and Mobile Marketing Solutions. Ace's wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered to mobile devices. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For a demo of Mobiquity Networks you can visit: http://www.mobiquitynetworks.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

Contact Information:

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627
E: twagner@legendsecuritiesinc.com